QILU BANK

Qilu Bank

Credit Granting Contract of Legal Person

(First version in 2010)

Contract No.: L.S.D.L.F.S.Z.No.007 in 2010

Party A: Shandong Global Pharm Co., Ltd.
Address: No. 80, Jiangjun Road, Jinan City
Legal Representative (Principal): Song Yanliang
Opening Financial Institution and Account No.:
Tel or Fax:
Postal Code:

Party B: Jinan East Lishan Road Branch of Qilu Bank Co., Ltd.
Address: No. 112 Jiefang Road, Jinan City
Legal Representative (Principal): Liu Wei
Tel or Fax: 82905066
Postal Code: 250013

Party A applied for comprehensive credit granting (hereinafter referred to as “the granting”) and Party B agreed to provide comprehensive credit granting. To specify both parties’ respective rights and obligations, Party A and Party B entered into the Contract through friendly negotiation according to Contract Law of the People's Republic of China, Property Law of the People’s Republic of China and Guarantee Law of The People's Republic of China and other relevant laws and regulations.

Article 1: Contents of Comprehensive Credit Granting
(I)	Comprehensive credit granting limit
Party B agrees to provide Party A with the recyclable granting limit, and the maximum debt amount for the granting is (Currency) RMB 6 million (or other currencies and amounts converted according to the foreign exchange rate declared by Party B while Party A transacts with Party B). The two parties agree that the granting limit Party A applied from Party B is 50% of the maximum debt amount.
The granting limit refers to the maximum amount that Party can apply from Party B for granting.
(II)	Validity of Comprehensive credit granting limit
The limit of comprehensive credit granting under the Contract shall be valid from April 27, 2011 to Oct. 27, 2011. Party A shall apply for the use of credit granting limit within the validity.

Article 2: Application Way of Comprehensive credit granting limit
The application way for the comprehensive credit granting limit includes but not limits the following items:
Loan, discount, bill acceptance, factoring, loan commitment, letter of guarantee and establishment of a letter of credit, etc.
The detailed credit granting business shall be subject to the detailed business contract agreed by both parties.

Article 3: Use of Comprehensive Credit Granting Limit
In the validity of credit granting limit, and after the guarantee procedure agreed in the Contract is finished, Party A shall apply from Party B for using the comprehensive credit granting limit in the written form; otherwise, Party B shall have right to reject the application of Party A. Every time Party A uses the type, amount and term, etc. of credit granting business, Party A shall apply for them one by one. Where Party B agrees the application of Party A upon auditing, Party B shall sign the detailed contract or agreement (hereinafter referred as “Detailed Contract”) of the corresponding credit granting business.
In the validity of credit granting limit, Party A may use the credit granting limit circularly.

Article 4: Interest and Fee
The calculation ways of interest rate, interest of the credit granting under the Contract, the fee receivable and exchange rate, etc. of Party B shall be specified in the contract by both parties.

Article 5: Credit Granting Guarantee
To guarantee that the creditor's rights occurred from the Contract can be cleared off, Party A/ the third party shall provide guarantee for Party A to perform the Contract and the debt under each detailed contract abiding by I and III items:
(I)	Song Yanliang Guarantee (separately signing Legal Person’s Loan Guarantee Contract of Qilu Bank with the No. of 2011 L.S.D.L.F.S.Z.G..B.Z. No. 007)
(II)	Pledge (No for separate signing of)
(III)	Shandong Global Pharm Mortgage (separately signing Mortgage Contract of Maximum Amount for Goods Control and Financing of Qilu Bank with the No. of 2011 L.S.D.L.K.H.Z.G..B.Z. No. 007)
(IV)	Other (No for separate signing of)

Article 6: Rights and obligations of Party A and Party B
(1)	Party A has right to request Party B to handle the granting business in accordance with the contract.
(2)	Party A shall comply with the agreement under this contract and the detailed contracts to pay off the debt principal and interests.
(3)	Party A shall comply with the agreements under this detailed contract to use the granted capital, and it shall not use it for other purposes without the permission of Party A.
(4)	Party B has right to supervise the using status of granting capital, production status and financial situation of Party A.
(5)
Party A shall promptly report to Party B if one of the following situations occurs, and it shall positively coordinate Party B to implement the guarantee measures for all the fees related to the debt principal and interests under this contract.

1.	There are great financial losses, assets losses or other financial crisis;
2.	It provides the guarantee for the third party, or provides the pledge/mortgage based on its self-owned assets;
3.	When there occurred merger, dividing, recombination, cooperation, capital-reducing, equity transfer and shareholding reform;
4.	When there are business suspending, or the business license is revoked or cancelled, or it applies for or being applied for the bankruptcy and dissolution, etc.
5.    Have any litigation, arbitration or criminal and administrative penalty with great disadvantageous consequences to its operation or property status;
6.	Have other major issues influencing its capability to repay.
(6) If any one of the following situations of the pledge, mortgage, guarantee or other warranty provided by Party A/ the third person occurs, Party B has right to require Party A to get rid of the bad influence aroused, and/or require Party A to increase and change the warranty condition.
1. The warrantor violates the contract of guaranty or loses the ability of assuming joint and several liabilities;
2. The pledger violates the pledge contract or the collateral has depreciation or damage;
3. The mortgagor violates the mortgage contract or the pledged property has depreciation or damage;
4. When there are business suspending, or the business license is revoked or cancelled, or it applies for or being applied for the bankruptcy and dissolution, etc.
5. Have other situations influencing its warranty ability.

(7) If the pledge (mortgage) property provided by Party A/ the third person is adopted the forced measures like sealing, detention and freezing, Party B has right to stop the unused credit granting limit of Party A within the credit granting limit.
(8) Party A shall ensure that the credit granting and warranty agreed by the contract shall not violate the rights and interests of the third person, the Articles of Association and regulations of Party A.
(9) Party A shall ensure that the credit granting and warranty agreed by the contract shall not violate the agreement between Party A and the third person.
(10) Party A shall ensure to provide authentic and complete materials to Party B.
(11) Party A has carefully read and known all articles of the corresponding contract of guaranty of the contract, and agrees to be bound by it and assume the corresponding responsibilities.
(12) Party B realizes the principal creditor's right and/or the right of guaranty according to the law or the agreement of the contract, and all fees shall be paid according to the following order:
1. The expense to carry out the right of guaranty;
2. The expense to carry out the creditor's right;
3. The principal creditor's right and interest, default interest and compound interest;
4. Other payables like liquidated damages and damage awards.

Article 7: Remedies for breach of contract
If Party A violates any one of the obligations regulated by article 6 of the contract or has any one of the situations listed in item (5), (6) and (7) of article 6, Party B has right to respectively or simultaneously take the following measures and Party A shall have no objection:
(1) Reduce the credit granting limit of the contract and adjust the period of validity of the credit granting limit;
(2) Stop providing the granting limit that is not used by Party A within the granting limit;
(3) It announces that part or entire debt is expired within the grant limit, and requires Party A to pay off;
(4) Take back the released loans and other loan principal and interest within the granting limit;
(5) Deduct the deposits of Party A’s settlement account or other accounts, to pay off the debts under the contract and detailed items of Party A;
(6) Achieve the security right in advance;
(7) Require Party A assuming 5%’s liquidated damages of unpaid debt principal and interests. If the amounts of liquidated damages under the contracts are not in consistent, it shall comply with the agreement with higher liquidated damages.
(8) Carry out the resources right in accordance this contract.

Article 8: Fees bearing
Party A shall assume the lawyer’s fees, lawsuit fees, travel fees, notification fees, delivery fees, maintenance fees, registration fees, inquiry fees, insurance fees and drawing fees, which are used for performing the contract and handling the guarantee procedures, so as to realize the creditor’s right and/ or guarantee right.

Article 9: Change and termination
This contract can be changed or terminated through the negotiation of Party A and Party B in the written form. Before concluding the written agreement, this contract is still effective. Any party shall not change or terminate the contract without the permission of the other party.

Article 10: Contract effect
The detailed contracts under this contract are the inseparable parts, covering the same legal effect with this contract. If there are conflicts between the detailed contracts and this contract, it shall regard this contract as the standard, unless otherwise agreed in the contract.

Article 11: Applicable laws and disputes solution
(1)
The establishment, explanation and disputes solution of this contract are applicable in the laws of the People’s Republic of China, and the rights and obligations of the two parties are protected by the laws of the People’s Republic of China.

(2)
The disputes aroused in the performing process shall be negotiated by the two parties; if the negotiation is failed, it shall be submitted to the local people’s court. During the lawsuit process, the two parties shall perform the clauses that have no relation with the disputes.

Article 12: Contract coming into effect
This contract will take effect after meeting the following conditions:
(1)	The contract is with the official seal or special seal for contract;
(2)	The contract is sealed by the official seal or special seal for contract of the principal or authorized agent of Party B.

Article 13: Other agreed issues
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Article 14
This contract has _____copies, with Party A and Party B holding _____ respectively, covering the same legal effect.

Party A: (seal) Shandong Global Pharm Co., Ltd.
Legal representative: Song Yanliang
Or authorized agent (seal):

Party B: (seal) Jinan East Lishan Road Branch of Qilu Bank Co., Ltd.
Principal: Liu Wei
Or authorized agent (seal):

Signed on: April 27, 2011